SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  GEHL COMPANY
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)

      ---------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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     3)   Filing Party:

     4)   Date Filed:

                                     G E H L


                                  GEHL COMPANY
                                143 Water Street
                           West Bend, Wisconsin 53095

                    Notice of Annual Meeting of Shareholders
                            To Be Held April 23, 2002


To the Shareholders of Gehl Company:

     Notice is hereby given that the annual meeting of shareholders of Gehl Company will be held in the Pavilion at Washington County Fair Park, 3000 Highway PV, West Bend, Wisconsin 53095, on Tuesday, April 23, 2002, at 3:00 P.M.
(CST), for the following purposes:

     1. To elect three directors to hold office until the annual meeting of shareholders in 2005 and until their successors are duly elected and qualified. The Board unanimously recommends a vote "FOR" the election of your Board's nominees on the enclosed proxy card.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 15, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

     Whether or not you expect to attend the annual meeting, you are requested to vote your shares by simply signing, dating and mailing the enclosed proxy card in the envelope provided, which is postage-paid if mailed in the United States.

                                       By Order of the Board of Directors
                                       GEHL COMPANY

                                       /s/ Michael J. Mulcahy

                                       Michael J. Mulcahy
                                       Secretary

West Bend, Wisconsin
March 11, 2002

                                  GEHL COMPANY
                                143 WATER STREET
                           WEST BEND, WISCONSIN 53095

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 23, 2002

                               GENERAL INFORMATION


Annual Meeting and Submission of Proxy

     This proxy statement and the accompanying proxy card are being furnished to shareholders by the Board of Directors (the "Board") of Gehl Company (the "Company" or "Gehl") beginning on or about March 11, 2002, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2002, at 3:00 P.M. (CST), in the Pavilion at Washington County Fair Park, 3000 Highway PV, West Bend, Wisconsin 53095, and at all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on February 15, 2002 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding and entitled to vote 5,375,387 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock"), each of which is entitled to one vote per share.

     Whether or not you attend the Annual Meeting, your vote is important. Accordingly, regardless of the number of shares of Common Stock you own, please vote by signing, dating and promptly mailing the accompanying proxy card.

Voting Procedures

     A proxy, in the enclosed form, that is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the persons nominated by the Board for election as directors, and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no notice of any matters to be presented for action by the shareholders at the Annual Meeting.

     Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or by submitting another duly executed proxy bearing a later date.

Matters to be Considered at the Annual Meeting

     At the Annual Meeting, shareholders will consider and vote on the election of three directors to hold office until the annual meeting of shareholders in 2005 and until their successors are duly elected and qualified. The Board has nominated Nicholas C. Babson, Thomas J. Boldt and Kurt Helletzgruber (together, the "Company Nominees") for re-election as directors of the Company.

                              ELECTION OF DIRECTORS

     The Company's By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect three directors to hold office until the annual meeting of shareholders in 2005 and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the three Company Nominees. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any one or more of the nominees should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for other nominees selected by the Board in the exercise of its best judgment.

     Directors are elected by a plurality of the votes cast (assuming a quorum is present). A majority of the votes entitled to be cast on the election of directors must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. An abstention from voting will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee voting shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, will have the discretion to vote the beneficial owner's shares with respect to the election of directors.

     The following sets forth certain information, as of February 1, 2002, about each of the Board's nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring in 2005

Nicholas C. Babson, 55, is President of Babson Holdings, Inc. (an investment management company). Prior to assuming that position, Mr. Babson was Chairman of the Board and President from 1984 and Chairman and Chief Executive Officer from 1996 of Babson Bros. Co. (a global manufacturer and distributor of dairy equipment and consumable supplies) until his retirement from that company in 1999. Mr. Babson has served as a director of Gehl Company since 1999. Mr. Babson currently serves as a member of the Audit Committee and of the Compensation and Benefits Committee. Mr. Babson is also a director of CenterPoint Properties Trust (a NYSE-listed real estate investment trust investing in industrial real estate primarily in the Chicago area), a director of SunTx Capital Partners (a private equity investment firm located in Dallas, Texas), a trustee of the Farm Foundation (an association of agricultural educators, economists and business leaders) and a Regent of the University of the South, Sewanee, Tennessee.

Thomas J. Boldt, 49, has served as President of The Boldt Group, Inc. (a holding company with subsidiaries involved in consulting services, general construction, program and construction management and real estate development) since 1988. Mr. Boldt held various management positions with various subsidiaries of The Boldt Group, Inc. from 1976 to 1988. Mr. Boldt has served as a director of Gehl Company since 1996. Mr. Boldt currently serves as a member of the Audit Committee. Mr. Boldt is also a director of M&I Bank, Fox Valley (a national bank) and Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin) and a Regent of St. Olaf College.

Kurt Helletzgruber, 49, has served as Executive Vice President of Neuson Kramer Baumaschinen AG (a holding company located in Linz-Leonding, Austria) since 1999 and as Executive Vice President of Neuson AG (a manufacturer of construction equipment located in Linz-Leonding, Austria) since 1997. Mr. Helletzgruber has also served as Managing Director of EBBS and Radinger AG (a manufacturer of construction machinery located in Vienna, Austria) since 1990. Mr. Helletzgruber has served as a director of Gehl Company since February, 2002.

THE BOARD RECOMMENDS UNANIMOUSLY THE FOREGOING COMPANY NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL COMPANY NOMINEES.

Directors Continuing in Office

Terms expiring in 2003

John T. Byrnes, 56, has served as Chairman and Chief Executive Officer of Mason Wells, Inc. (a Milwaukee, Wisconsin-based private equity investment firm) since May, 1998. Mr. Byrnes was President and a director of M&I Capital Markets Group (the private equity arm of the Marshall & Ilsley Corporation) from 1985 to 1998. Mr. Byrnes has served as a director of Gehl Company since 1999. Mr. Byrnes currently serves as a member of the Audit Committee and of the Nominating Committee. Mr. Byrnes is also a director for numerous private companies, a member of the Wisconsin Technology Council and its Executive Committee and a director of the Medical College of Wisconsin Research Foundation (the technology transfer arm of the Medical College of Wisconsin).

Richard J. Fotsch, 46, has served as Senior Vice President and General Manager of Briggs & Stratton Corporation (a NYSE-listed company and the world's largest manufacturer of air cooled gasoline engines for the outdoor power equipment industry) since 1999. Mr. Fotsch has served as a Senior Vice President since 1997 and held management positions with various divisions of Briggs & Stratton Corporation from 1983 to 1997. Mr. Fotsch has served as a director of Gehl Company since 2000. Mr. Fotsch currently serves as a member of the Nominating Committee. Mr. Fotsch is a member of the Dean's Advisory Council for the College of Engineering of Marquette University.

Dr. Hermann Viets, 59, has served as President and Chief Executive Officer of the Milwaukee School of Engineering (a university located in Milwaukee, Wisconsin focused primarily on engineering education) since 1991. Dr. Viets has served as a director of Gehl Company since 1999. Dr. Viets currently serves as the Chairman of the Nominating Committee. Dr. Viets is also a director of Astro Med, Inc. (an electronic equipment manufacturer), Milwaukee County Research Park Corp. (an organization responsible for the development of a high technology industrial park in western Milwaukee County) and Competitive Wisconsin, Inc. (an association of business, education and labor leaders promoting the State of Wisconsin) and is a member of the Greater Milwaukee Committee (an organization of civic leaders promoting the economic development and social improvement of the City of Milwaukee).

Terms expiring in 2004

Fred M. Butler, 66, was President and Chief Executive Officer of The Manitowoc Company, Inc. (a NYSE-listed manufacturer of cranes, commercial ice cube machines and ships) from 1990 until his retirement in 1998. Mr. Butler has served as a director of Gehl Company since 1995. Mr. Butler currently serves as the Chairman of the Compensation and Benefits Committee.

William D. Gehl, 55, has served as Chairman since April, 1996 and as President and Chief Executive Officer of Gehl Company since November, 1992. From January, 1990 until joining the Company, Mr. Gehl was Executive Vice President, Chief Operating Officer, General Counsel and Secretary of The Ziegler Companies, Inc. (a financial services holding company). Mr. Gehl held various management positions with The Ziegler Companies from 1978 to 1990. Mr. Gehl has served as a director of the Company since 1987. Mr. Gehl is also a director and past Chairman of the Board of the Association of Equipment Manufacturers (a Chicago-based trade association of agricultural and construction equipment manufacturers), a director of West Bend Savings Bank (a state financial institution), Wisconsin Manufacturers and Commerce (a business association promoting the improvement of the economic climate of the State of Wisconsin), the Associated Equipment Dealers Foundation (a national foundation promoting the education and training of equipment dealer personnel), Mason Wells, Inc. (a Milwaukee, Wisconsin-based private equity investment firm) and ASTEC Industries, Inc. (a manufacturer of road building related machinery). Mr. Gehl is a member of the Florida and Wisconsin Bar Associations.

John W. Splude, 56, has served as Chairman, President and Chief Executive Officer of HK Systems, Inc. (an integrator of material handling systems and a provider of supply chain software solutions) since October, 1993. Mr. Splude has served as a director of Gehl Company since 1995. Mr. Splude currently serves as the Chairman of the Audit Committee and as a member of the Compensation and Benefits Committee. Mr. Splude is also a member of the Material Handling Institute Roundtable (a trade association of material handling equipment manufacturers), a director of U.S. Bank, N.A. (a national bank) and a Regent of the Milwaukee School of Engineering.

                               BOARD OF DIRECTORS

     The Company's Board of Directors is currently comprised of ten members, including William P. Killian who will retire as a director effective at the time of the Annual Meeting. Effective at the time of the Annual Meeting, the Company's By-laws will be amended, reducing the size of the Board to nine members. The Board has standing Audit, Compensation and Benefits, and Nominating Committees to assist it in discharging its duties. Each Committee is chaired by a director who is an independent outside director.

     The Audit Committee reviews the scope, timing and results of the audit of the Company's financial statements by the Company's independent auditors and reviews with the independent auditors management's policies and procedures with respect to auditing and accounting controls. The Audit Committee also reviews and evaluates the independence of the Company's independent auditors, approves services rendered by such auditors and recommends to the Board the engagement, continuation or discharge of the Company's independent auditors. Messrs. Babson, Boldt, Byrnes and Splude (Chairman) are members of the Audit Committee. The Audit Committee held two meetings in 2001. Each member of the Audit Committee is independent as that term is defined in the rules of the Nasdaq Stock Market, Inc.

     The Compensation and Benefits Committee determines (subject to Board approval) compensation levels for the Company's executive officers, reviews management's recommendations as to the compensation to be paid to other key personnel and administers the Company's equity-based incentive compensation plans. The members of the Compensation and Benefits Committee, which held three meetings in 2001, are Messrs. Babson, Butler (Chairman), Killian and Splude.

     The functions of the Nominating Committee include recommending those persons to be nominated by the Board for election as directors of the Company and recommending persons to fill vacancies on the Board. The members of the Nominating Committee, which held one meeting in 2001, are Messrs. Byrnes, Fotsch, Killian and Viets (Chairman). The Nominating Committee will consider nominees recommended by shareholders, but has no established procedures which must be followed to make a recommendation. The Company's By-laws set forth certain requirements for shareholders wishing to nominate director candidates for consideration by shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

     Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees thereof. Non-employee directors receive an annual retainer fee of $13,000 ($5,000 of which is payable in Common Stock), plus a fee of $1,000 for each Board meeting and a fee of $750 ($1,000 for the committee chairman) for each committee meeting attended.

     In addition to the compensation described above, and in accordance with the terms of the Gehl Company 2000 Equity Incentive Plan (the "2000 Plan"), each of Messrs. Babson, Boldt, Butler, Byrnes, Fotsch, Killian, Splude and Viets automatically received an option to purchase 2,000 shares of Common Stock at a per share exercise price of $15.25 on January 18, 2002. Under the 2000 Plan, each non-employee director (if he continues to serve in such capacity) will, on the day after the annual meeting of shareholders in each year, automatically be granted an option to purchase 2,000 shares of Common Stock. Options granted to non-employee directors under the 2000 Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable ratably over the three-year period following the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement within three years after the date of grant or in the event of a "change of control of the Company" (as defined in the 2000 Plan) within three years after the date of grant, the option will become immediately exercisable in full. Options granted to non-employee directors terminate on the earlier of (a) ten years after the date of grant or (b) twelve months after the non-employee director ceases to be a director of the Company.

     The Board held eleven meetings in 2001. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served during 2001.

                             PRINCIPAL SHAREHOLDERS

Directors and Management

     The following table sets forth certain information, as of February 1, 2002, regarding beneficial ownership of Common Stock by each director, Company Nominee, each of the executive officers named in the Summary Compensation Table set forth below and all directors, Company Nominees and executive officers as a group. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.
                                                  Shares of Common
                                                 Stock Beneficially    Percent
   Name of Individual or Number of Group             Owned(1)(2)       of Class
   -------------------------------------             -----------       --------

William D. Gehl................................         255,230           4.6%
Nicholas C. Babson.............................           3,866            *
Thomas J. Boldt................................          10,481            *
Fred M. Butler.................................           9,981            *
John T. Byrnes.................................           6,380            *
Richard J. Fotsch..............................           3,366            *
Kurt Helletzgruber.............................               0(3)         *
William P. Killian.............................          10,481(4)         *
John W. Splude.................................           9,781            *
Hermann Viets..................................           4,866            *
Malcolm F. Moore...............................          34,332            *
Kenneth P. Hahn................................          51,667            *
Daniel M. Keyes................................           3,366            *
Michael J. Mulcahy.............................          42,054            *

All directors, nominees and executive
   officers as group (15 persons)..............         482,512           8.5%

---------------
*    The amount shown is less than 1% of the outstanding shares.

(1) Total shares of Common Stock outstanding as of February 1, 2002 were 5,374,721.

(2) Includes shares subject to exercisable options as of February 1, 2002, and options exercisable within 60 days of such date, as follows: Mr. Gehl, 156,000 shares; Mr. Babson, 1,999 shares; Mr. Boldt, 3,999 shares; Mr. Butler, 6,099 shares; Mr. Byrnes, 666 shares; Mr. Fotsch, 666 shares; Mr. Killian, 7,999 shares; Mr. Splude, 7,999 shares; Dr. Viets, 1,999 shares; Mr. Moore, 33,332 shares; Mr. Hahn, 39,999 shares; Mr. Keyes, 3,333 shares; Mr. Mulcahy, 29,499 shares; and all directors, Company Nominees and executive officers as a group, 322,421 shares.

(3) Neuson AG and certain affiliated entities beneficially own 689,749 shares of Common Stock. See "Principal Shareholders - Other Beneficial Owners." Mr. Helletzgruber is an Executive Vice President of Neuson AG and a Trustee of the affiliated entities.

(4) Includes shares held by the Killian Family Trust for which Mr. Killian serves as Trustee. Mr. Killian will retire as a director effective at the time of the Annual Meeting.

Other Beneficial Owners

     The following table sets forth certain information regarding beneficial ownership by the only persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

                                                  Amount and Nature of
                                                  Beneficial Ownership
----------------------------------------------------------------------------------------------------------------------
                                          Voting Power             Investment Power
                                     -----------------------    -----------------------
   Name and Address of                                                                                       Percent
    Beneficial Owner                    Sole         Shared        Sole         Shared        Aggregate      of Class
--------------------------------     ----------    ---------    ----------    ---------     ------------    -----------
FMR Corporation
82 Devonshire Street
Boston, MA 02109                        39,500        -0-         695,300        -0-           695,300         12.9%

Neuson AG (1)
Haidfeldstrasse 37
4060 Leonding, Austria                 689,749        -0-         689,749        -0-           689,749         12.8%

Dimensional Fund
 Advisors Inc.
1299 Ocean Avenue
Santa Monica, CA 90401                 466,924        -0-         466,924        -0-           466,924          8.7%

Heartland Advisors, Inc.(2)
789 North Water Street
Milwaukee, WI 53202                      -0-          -0-         280,000        -0-           280,000          5.2%

(1)  Represents a joint filing by Neuson AG and two of its shareholders, Baumaschinen AG and PIN Privatstiftung.

(2)  Represents a joint filing by Heartland Advisors, Inc. and its President and Chief Executive Officer, William J.
     Nasgovitz.

                             EXECUTIVE COMPENSATION

Summary Compensation Information

     The following table sets forth certain information regarding compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four other executive officers of the Company whose salary and bonus in fiscal 2001 exceeded $100,000. The executive officers named in the table below are sometimes referred to herein as the "named executive officers."

                                                                              Long Term Compensation
                                                                              ----------------------
                                                  Annual Compensation          Awards        Payouts
                                                -------------------------    -----------     ---------
                                                                              Securities       LTIP          All Other
                                                                Bonus         Underlying      Payouts     Compensation
   Name and Principal Position       Year       Salary($)       ($)(a)         Options        ($)(b)            ($)
                                    ------     ----------    -----------     -----------     ---------    -------------
William D. Gehl                      2001        375,000             0           65,000            0         16,267(c)
   Chairman, President and Chief     2000        374,000             0           60,000            0         15,762
   Executive Officer                 1999        349,000       231,070           30,000       24,513         12,404

Malcolm F. Moore(d)                  2001        279,230             0           35,000            0         13,343(e)
   Executive Vice President and      2000        259,420             0           50,000            0         11,628
   Chief Operating Officer           1999         91,346        51,578           25,000            0          1,074

Kenneth P. Hahn                      2001        173,650             0           25,000            0          9,461(f)
   Vice President of Finance,        2000        139,892             0           25,000            0          7,849
   Treasurer and Chief Financial     1999        125,620        48,463           10,000        6,050          6,204
   Officer

Daniel M. Keyes (g)                  2001        150,000             0           10,000            0          7,232(i)
   Vice President Sales and          2000         20,769        15,000(h)        10,000            0             --
   Marketing

Michael J. Mulcahy                   2001        124,615             0            2,500            0          8,034(j)
   Vice President, Secretary and     2000        119,807             0           10,000            0          6,325
   General Counsel                   1999        106,556        35,223            5,000        5,243          5,167

---------------
(a) The amounts shown in this column do not include bonus amounts in excess of target which are credited to a "bonus bank" maintained for each of the named executive officers. Such bonus amounts in the bonus bank for each of the named executive officers are scheduled to be paid out over time, but remain "at risk" and subject to loss pursuant to the Company's "Shareholder Value Added" plan.

(b) The amounts shown in this column include payments out of the "bonus bank" for each of the named executive officers paid pursuant to the Company's "Shareholder Value Added" plan.

(c) Includes for 2001 (i) $2,160 in life insurance premiums paid by the Company, (ii) $8,857 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $5,250 under the Gehl Savings Plan, a 401(k) Plan.

(d) Mr. Moore became Executive Vice President and Chief Operating Officer of the Company on August 16, 1999.

(e) Includes for 2001 (i) $1,498 in life insurance premiums paid by the Company, (ii) $6,595 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $5,250 under the Gehl Savings Plan, a 401(k) Plan.

(f)  Includes for 2001 (i) $806 in life insurance premiums paid by the Company,
     (ii) $3,445 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $5,210 under the Gehl Savings Plan, a 401(k) Plan.

(g) Mr. Keyes became Vice President Sales and Marketing of the Company on December 15, 2000.

(h) Mr. Keyes received a signing bonus at the time of his appointment as Vice President Sales and Marketing of the Company.

(i)  Includes for 2001 (i) $864 in life insurance premiums paid by the Company,
     (ii) $3,080 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $3,738 under the Gehl Savings Plan, a 401(k) Plan.

(j)  Includes for 2001 (i) $691 in life insurance premiums paid by the Company,
     (ii) $3,605 in long-term disability insurance premiums paid by the Company and (iii) a matching contribution of $3,738 under the Gehl Savings Plan, a 401(k) Plan.

Stock Options

     The Company has in effect equity-based incentive plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 2001 to each of the named executive officers.

                                          Option Grants in 2001 Fiscal Year
                                                                                        Potential Realizable Value At
                                                                                           Assumed Annual Rates of
                                                                                        Stock Price Appreciation for
                                     Individual Grants                                          Option Term(2)
------------------------------------------------------------------------------------    ----------------------------
                          Number of       Percent of
                         Securities      Total Options                                   At 5%
                         Underlying       Granted to      Exercise or                    Annual
                           Options       Employees in     Base Price     Expiration      Growth        At 10% Annual
       Name              Granted(1)       Fiscal Year      ($/share)        Date          Rate          Growth Rate
--------------------     ------------    ------------     -----------    -----------    ----------     -------------
William D. Gehl            65,000           30.2%           $14.90        12/13/11      $609,050       $1,543,750
Malcolm F. Moore           35,000           16.3%           $14.90        12/13/11      $327,950         $831,250
Kenneth P. Hahn            25,000           11.6%           $14.90        12/13/11      $243,250         $593,750
Daniel M. Keyes            10,000            4.6%           $14.90        12/13/11       $93,700         $237,500
Michael J. Mulcahy          2,500            1.2%           $14.90        12/13/11       $23,425          $59,375
---------------
(1)  The options reflected in the table for each of the named executive officers (which are non-qualified options for purposes of the Internal Revenue Code) vest ratably over the three-year period from the date of grant. Vesting of the options will be accelerated in the event of the optionee's death or disability or in the event of a change in control of the Company.

(2)  This presentation is intended to disclose a potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

     The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 2001 fiscal year and the fiscal year-end value of unexercised options held by the named executive officers.

                                       Aggregated Option Exercises in 2001 Fiscal Year
                                                             and
                                              2001 Fiscal Year-End Option Values
                                                           Number of Securities Underlying        Value of Unexercised In-the-
                               Shares                       Unexercised Options at Fiscal        Money Options at Fiscal Year-
                               Acquired        Value                  Year-End                              End($)(1)
         Name                     on          Realized    Exercisable       Unexercisable      Exercisable        Unexercisable
                               Exercise       ($)(1)
---------------------------    ---------     ---------- ----------------------------------    ---------------------------------
William D. Gehl...........           0              0        156,000           115,000           $526,000             $111,000
Malcolm F. Moore..........           0              0         33,333            76,667             37,291               74,584
Kenneth P. Hahn...........       5,000         35,000         40,000            45,000            114,409               46,251
Daniel M. Keyes...........           0              0          3,333            16,667              9,243                8,501
Michael J. Mulcahy........       5,000         35,000         26,166            10,834             98,284               18,501

---------------
(1)  The dollar values are calculated by determining the difference between the fair market value of the underlying
     Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.

Retirement Plan

     The Company maintains a defined benefit pension plan (the "Retirement Plan") to provide retirement benefits to certain employees, including the named executive officers. The following table estimates various annual benefits payable at age 65 to participants with the years of service and average compensation levels set forth below:

                                                    Estimated Annual Benefits Payable at Age 65
                                                      For Indicated Years of Credited Service
  Final Annual Average
      Compensation               5 Years       10 Years      15 Years       20 Years       25 Years       35+ Years
---------------------------     ---------    -----------    ----------    -----------     ----------    ------------
$  75,000..................      $3,750        $  7,500       $11,250        $15,000        $18,750        $26,250
  100,000..................       5,000          10,000        15,000         20,000         25,000         35,000
  130,000..................       6,500          13,000        19,500         26,000         32,500         45,500
  170,000..................       8,500          17,000        25,500         34,000         42,500         59,500
  200,000..................      10,000          20,000        30,000         40,000         50,000         70,000

     A participant may elect one of several single life or joint and survivor annuity payment options which provide monthly retirement benefits calculated on an actuarial basis. Benefits under the Retirement Plan are not reduced by a participant's Social Security benefits. The Retirement Plan provides for reduced early retirement and pre-retirement benefits.

     Compensation covered by the Retirement Plan for each of the named executive officers is such person's salary as shown in the Summary Compensation Table subject to the maximum provided in the Internal Revenue Code. The maximum was $170,000 for 2001 and is $200,000 for 2002. The number of years of credited service as of December 31, 2001 that will be recognized for Messrs. Gehl, Moore, Hahn, Keyes and Mulcahy is 9.2 years, 2.3 years, 13.7 years, 1.1 years and 26.6 years, respectively.

Supplemental Retirement Benefit Agreements

     The Company has entered into a supplemental retirement benefit agreement under which Mr. Gehl will receive a monthly retirement benefit for fifteen years. Under the agreement, the monthly benefit to be received by Mr. Gehl is computed by multiplying the percentage by which benefits have vested by an amount equal to 60% of average monthly compensation computed by reference to the highest base salary and cash bonus earned for any five calendar years within the last ten completed calendar years of service preceding termination, less any amounts Mr. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security. The agreement provides for a pre-retirement death benefit consisting of ten annual payments in the amount of 40% of the average annual compensation computed by reference to the five highest annual base salaries and cash bonuses earned within the last ten calendar years preceding the date of death. Benefits vest under the agreement at a rate of 10% per year for the first four years of service with the Company and are deemed to be fully vested after five years. Mr. Gehl is fully vested under his agreement. In the event of a "change of control" of the Company, the present value of the benefit is payable in a lump sum. The supplemental retirement benefit agreement also contains a covenant not to compete that covers Mr. Gehl for a two-year period following his termination of employment. Failure to comply with such provision will result in a forfeiture of benefits under the agreement.

     The Company has also entered into supplemental retirement benefit agreements under which Messrs. Moore, Hahn, Keyes and Mulcahy will receive a monthly retirement benefit for fifteen years. Under the agreements, the monthly benefit to be received by each of Messrs. Moore, Hahn, Keyes and Mulcahy is computed by multiplying a vesting percentage by the product of (i) the average monthly compensation computed by reference to the highest base salary and cash bonus earned by the executive for any five calendar years within the last ten completed calendar years of service preceding termination and (ii) 30%. The supplemental retirement benefit agreements provide for a pre-retirement death benefit consisting of five annual payments in the amount of 40% of the average annual salary computed by reference to the highest base salaries and cash bonuses earned during a consecutive five-year period preceding the date of death. Benefits vest under the supplemental retirement benefit agreement at a rate of 10% per year for the first four years following execution and are deemed to be fully vested after five years. In the event there is a "change in control" of the Company as defined in the supplemental retirement benefit agreement, benefits become 100% vested and the present value of each benefit is payable in a lump sum. As of December 31, 2001, Mr. Moore had 2.3 years of credited service, Mr. Keyes had 1.1 years of credited service and Messrs. Hahn and Mulcahy were fully vested under their respective supplemental retirement benefit agreements. The supplemental retirement benefit agreements also contain a covenant not to compete which covers Messrs. Moore, Hahn, Keyes and Mulcahy for a two-year period following termination of employment. Failure to comply with such provisions will result in a forfeiture of benefits under the agreements.

     Assuming full vesting, the estimated annual benefits payable to Messrs. Gehl, Moore, Hahn, Keyes and Mulcahy under the supplemental retirement benefit agreements based upon their current compensation would be $225,000 (less any amounts Mr. Gehl would be entitled to receive under the Retirement Plan or pursuant to Social Security), $83,772, $52,092, $45,000 and $37,392,
respectively.

Employment Agreement

     The Company has an employment agreement with Mr. Gehl pursuant to which Mr. Gehl is to serve as the Chairman of the Board, President and Chief Executive Officer of the Company through June 13, 2004. During the term of his employment agreement, Mr. Gehl will be paid a minimum annual base salary of $350,000. The base salary paid to Mr. Gehl under his employment agreement will be reviewed at least annually by the Board or a committee thereof and may be increased or decreased at that time subject to the minimum base salary described above. Mr. Gehl's current base salary is $375,000.

     If, for any reason other than cause or Mr. Gehl's death or disability and other than in connection with a "change in control" of the Company (as defined in his agreement), the employment of Mr. Gehl is terminated before the term of employment has been completed, Mr. Gehl will be entitled to receive his base salary for one (1) full year from the date of termination as well as the opportunity to continue to participate in the Company's employee benefit plans for such period. Pursuant to his agreement, in the event of a change in control of the Company, the term of Mr. Gehl's employment will automatically be extended to a date which is two years after the change in control. In addition, upon the change in control, Mr. Gehl's unvested stock options shall immediately vest, the amounts he has outstanding under his "bonus banks" under the "Shareholder Value Added" plan will vest and become payable and any restrictions on any other benefits granted to Mr. Gehl shall terminate and those benefits shall become immediately exercisable or payable, as the case may be. If, during the two-year period following a change in control, the Company terminates Mr. Gehl's employment (other than for cause) or if Mr. Gehl terminates his employment for "good reason" (as defined in the employment agreement), including as a result of significant changes in his working conditions or status without his consent or after his continued employment for six months following the change in control, then Mr. Gehl will receive all accrued but unpaid benefits to the date of his termination plus a lump-sum termination payment equal to three times the sum of his current base salary and the highest bonus he earned during the preceding five years. Mr. Gehl's agreement also provides that he will receive family medical benefits for two years following such termination, outplacement services and other benefits. Mr. Gehl's employment agreement also provides the benefits described above in connection with certain terminations which are effected in anticipation of a change in control. The foregoing termination payment and other benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Gehl. Under the terms of his employment agreement, Mr. Gehl is also eligible to receive, among other benefits, an annual cash bonus and certain life insurance coverage. Under his employment agreement, Mr. Gehl is subject to a covenant not to compete following termination of his employment with the Company.

Severance Agreements

     The Company has in effect severance agreements with each of Messrs. Moore, Hahn, Keyes and Mulcahy. Pursuant to the terms of their respective severance agreements, in the event of a "change in control" of the Company (as defined in the agreements), Messrs. Moore, Hahn, Keyes and Mulcahy will be granted two-year employment terms with the Company and will be entitled to such base salaries, bonus opportunities and other benefits substantially equivalent to those to which they were entitled immediately prior to the change in control. In addition, upon the change in control, their unvested stock options will automatically vest and the amounts they have outstanding under their respective "bonus banks" under the "Shareholder Value Added" plan will become payable immediately. If, during the two-year employment period following a change in control, the Company terminates the executive officer's employment (other than for cause) or if the officer terminates his employment for "good reason" (as defined in the severance agreements), including as a result of significant changes in the executive officer's working conditions or status without his consent, then the officer will receive all accrued but unpaid benefits to the date of termination, family medical benefits for two years after such termination, outplacement services as well as a lump-sum termination payment equal to two times the sum of his current base salary and the highest annual bonus he received in the preceding five years. The severance agreements also provide that the benefits described above may be payable in connection with certain terminations which are effected in anticipation of a change in control. In addition, the severance agreements provide that if the executive officer's employment is involuntarily terminated by the Company other than for cause or upon the officer's death or disability and other than in connection with a change in control, the officer will be entitled to receive his base salary for one (1) full year from the date of termination as well as the opportunity to continue to participate in the Company's employee benefit plans for such period. The foregoing termination and other benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to the executive officer.

Retention Agreements

     The Company has in effect retention agreements with each of the named executive officers. These agreements provide that the Company pay to each executive officer a lump sum retention bonus equal to nine months of the executive officers' salary if the officer remains employed by the Company through March 31, 2002. If the executive officer's employment is terminated prior to March 31, 2002 by the Company without "cause" (as defined in the retention agreements) or by the executive officer for "good reason" (as defined in the retention agreements), then the Company must pay the executive officer the full retention bonus amount. If the executive officer is terminated due to the executive officer's death or disability prior to March 31, 2002, then the Company must pay a pro rata portion of the retention bonus amount, based on the executive's period of service under the agreement.

Report on Executive Compensation

     This Report on Executive Compensation describes the policies employed generally by the Compensation and Benefits Committee for the development of the Company's executive compensation program and the application of these policies to executive compensation during fiscal 2001. The members of the Compensation and Benefits Committee during fiscal 2001 were Messrs. Butler (Chairman), Babson, Killian and Splude.

Function of the Compensation and Benefits Committee

     The Compensation and Benefits Committee is responsible for the various aspects of the Company's compensation program for its executive officers. The Committee develops the compensation program for the Company's executive officers, including the grant of equity awards under the Company's equity-based plans. Final approval of the Company's executive compensation package as recommended by the Compensation and Benefits Committee (other than the grant of equity awards under the Company's equity-based plans, which grants are at the sole discretion of the Committee) is the responsibility of the Board. During fiscal 2001, the Board adopted the recommendations of the Compensation and Benefits Committee without material modification.

Executive Compensation and Stock Option Policies

     The basic policy of the Compensation and Benefits Committee is to provide a competitive compensation program for executive officers sufficient to attract and retain those executive officers considered crucial to the attainment of the Company's long-term strategic goals, including the enhancement of shareholder value. The compensation package for executive officers consists of base salary, opportunities for cash bonuses and equity-based awards, including stock options, and participation in other employee benefits plans offered by the Company.

     In determining salary levels for executive officers of the Company, the Compensation and Benefits Committee takes into consideration each individual's level of expertise and experience and his performance in his particular area of responsibility during the past fiscal year as well as the overall financial performance of the Company. In fixing salary levels, the Committee also considers data regarding salaries paid by companies similarly situated to the Company. Consistent with prior years, and although compensation data from outside sources were reviewed by the Committee, the Committee did not formally engage an outside compensation consultant in connection with establishing salary levels for the Company's executive offices for fiscal 2001.

     In addition to base salaries, the Company's compensation package includes an opportunity for key employees (including the executive officers) to earn cash bonuses. The Company has in effect a program for its officers and other key managers that awards incentive compensation based upon a calculation of "Shareholder Value Added," or SVA. The Company's SVA plan emphasizes economic value creation that occurs when a business generates a financial return that exceeds the total cost of capital employed. Specifically, the Company's plan defines SVA as the difference between (a) net operating profit after tax and (b) the charge for capital employed in the business. The Company's SVA plan is designed to reward those executive officers and key managers who use Company assets most productively, reduce costs and create efficiencies throughout the Company's organization. Under the Company's SVA plan, target bonuses calculated as a percent of salary are fixed by the Compensation and Benefits Committee. Awards paid to participants serving in an identified "value center" (e.g., a specific manufacturing facility) under the SVA plan are based 30% (as a minimum) on total Company performance with the remainder of the award based on the performance of the respective value center(s). Awards to participants with corporate responsibilities (including the Company's Chief Executive Officer) are based entirely on Company performance. Target SVA levels were initially established by the Compensation and Benefits Committee at the time the SVA plan was adopted and adjust automatically on an annual basis by a predetermined improvement factor. The Company's plan also incorporates a "bonus bank" into which bonuses in excess of a target bonus level are credited. Such bonus amounts are thereafter scheduled to be paid out over time, but remain "at risk" and subject to loss depending on future Company and value center performance as determined under the SVA plan. No bonuses were paid to the named executive officers for 2001 performance under the SVA plan.

     To provide an additional performance incentive for its executive officers and other key management personnel, the Company's executive compensation package includes stock option grants. Under the Company's 2000 Equity Incentive Plan, the Compensation and Benefits Committee also has the authority to grant, in addition to stock options, other equity-based awards, including stock appreciation rights, restricted stock and performance shares. To date, however, only stock options have been granted under the Company's equity-based plans. The general purpose of the Company's current equity-based plans is consistent with the basic policy of the Company's executive compensation program, which is designed to promote the achievement of the long-range strategic goals of the Company and to enhance shareholder value. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. Consideration is given to the financial performance of the Company in determining whether in the first instance to grant stock options and in determining the size of any stock option award. In addition, consideration is given to the level of responsibility of the individual executive officer within the Company, the performance of such officer in his area of responsibility and the officer's salary grade in recommending the size of stock option awards. Although these factors are considered, no specific weight is assigned to one factor as compared to the others in making an option grant determination. Options relating to an aggregate of 215,250 shares of Common Stock (including an option grant for 65,000 shares made to the Company's Chief Executive Officer) were awarded to the executive officers in 2001.

     In addition to base salary, cash bonus opportunity and the potential for equity-based awards, all executive officers of the Company are eligible to participate in the various employee benefit plans offered to employees of the Company. The Company's policy with respect to these plans (including the Company's retirement plan, saving plan and life insurance program) is to provide competitive benefits to its employees, including executive officers, to encourage their continued service with the Company and to attract qualified individuals for available Company positions.

     The Company also approved retention agreements for each of the named executive officers, including the Company's Chief Executive Officer, in fiscal 2001. These agreements provide that a lump sum retention bonus equal to nine months' salary be paid if the officer remains employed by the Company through March 31, 2002. The agreements were offered to the named executive officers to help ensure that they would remain with the Company during the time that the Company went through its strategic review process.

CEO Compensation

     During fiscal 2001, William D. Gehl, the Company's Chief Executive Officer, was paid a salary of $375,000. Mr. Gehl is party to an employment agreement with the Company described under the heading "Executive Compensation-Employment Agreement." Pursuant to Mr. Gehl's employment agreement, his base salary is subject to review on at least an annual basis and may be increased or decreased as determined to be appropriate, provided that Mr. Gehl's annual base salary may not be decreased below $350,000. In fixing the base salary for Mr. Gehl for fiscal 2001, the Compensation and Benefits Committee considered the qualifications and experience Mr. Gehl brings to the Company and the Company's performance during his tenure with the Company as Chief Executive Officer and also reviewed salaries paid by comparable companies. The Compensation and Benefits Committee believes that Mr. Gehl's base salary is within the average range for salaries paid to chief executive officers of companies similarly situated to the Company. For fiscal 2001 performance, Mr. Gehl did not receive a cash bonus under the Company's SVA plan. Based on the factors described above, Mr. Gehl received on December 14, 2001 an option to purchase 65,000 shares of Common Stock at an exercise price of $14.90 per share.

Deductibility of Executive Compensation

     Under Section 162(m) of the Internal Revenue Code, a tax deduction by certain corporate taxpayers, such as the Company, is limited with respect to the compensation of specified executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation and Benefits Committee intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

COMPENSATION AND BENEFITS COMMITTEE

Fred M. Butler (Chairman)
Nicholas C. Babson
William P. Killian
John W. Splude

                             PERFORMANCE INFORMATION

     The following graph compares the cumulative total return (change in stock price plus reinvested dividends) of the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Small Cap Construction and Farm Machinery Index. The graph assumes $100 was invested on December 31, 1996 in each of the three alternatives, and that all dividends were reinvested.

              Comparison of Five Year Cumulative Market Performance
    Among S&P 500 Index, S&P Small Cap Construction and Farm Machinery Index,
                                 and the Company
       (Assumes $100 invested December 31, 1996 with dividends reinvested)

                               [GRAPHIC OMITTED]

===========================================================================================
                          December   December   December   December    December    December
                          31, 1996   31, 1997   31, 1998   31, 1999    31, 2000    31, 2001
-------------------------------------------------------------------------------------------
S&P Composite 500          $100.00    $131.04   $165.16     $200.87     $178.24    $154.99
-------------------------------------------------------------------------------------------
S&P Small Cap
Construction and Farm
Machinery Index            $100.00    $130.08   $112.26     $142.40     $115.55     $36.19
-------------------------------------------------------------------------------------------
Gehl                       $100.00    $193.10   $141.38     $165.52     $126.44    $137.01
===========================================================================================

The S&P Small Cap Construction and Farm Machinery Index has been substituted for the S&P Machinery-Diversified Index used in the Company's performance graph for the immediately preceding fiscal year due to the fact that S&P no longer prepares the Machinery-Diversified Index. Although the companies included in the S&P Small Cap Construction and Farm Machinery Index have a larger market capitalization than the Company, such companies are believed to provide the closest peer group representation with respect to the industries served by the Company (agricultural implements and compact construction equipment).

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board is composed of four directors and operates under a written charter approved by the Board. Each member of the Audit Committee is independent as such term is defined in the listing standards of the Nasdaq Stock Market.

     Management is responsible for the Company's financial statements and the reporting process, including the system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee's responsibility is to monitor and oversee this process.

     In discharging its oversight responsibility relative to the audit process, the Audit Committee performed, among others, the following functions during fiscal year 2001:

o Reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2001;

o Discussed with the Company's independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

o Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and discussed with PricewaterhouseCoopers LLP its independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     PricewaterhouseCoopers LLP provided to the Company during fiscal year 2001 the following professional services, each of which was considered by the Audit Committee for its possible effect on the independence of PricewaterhouseCoopers
LLP:

o    Audit Fees: $210,850.

o    Financial Information Systems Design and Implementation Fees: $0.

o All Other Fees: $351,000 (related primarily to tax compliance, audits of the Company's employee benefit plans and due diligence work).

AUDIT COMMITTEE

John W. Splude (Chairman)
Nicholas C. Babson
Thomas J. Boldt
John T. Byrnes

                                  OTHER MATTERS

Independent Auditors

     The Board has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP acted as the independent auditors for the Company for the year ended December 31, 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Shareholder Proposals

     Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8") that are intended to be presented at the 2003 annual meeting of shareholders and included in the Company's proxy materials for that meeting must be received by the Company no later than November 4, 2002. Further, a shareholder who otherwise intends to present business at the 2003 annual meeting must comply with the requirements set forth in the Company's By-laws. To bring business before an annual meeting, a shareholder must, among other things, give written notice thereof, complying with the By-laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the last Thursday in the month of April, subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days. The 2003 annual meeting of shareholders is tentatively scheduled to be held on April 24, 2003. Under the By-laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2003 annual meeting of shareholders but does not intend to have included in the Company's proxy materials) on or prior to February 23, 2003, (assuming an April 24, 2003 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2003 annual meeting. If the Board nonetheless chooses to present such proposal at the 2003 annual meeting, then the persons named in proxies solicited by the Board for the 2003 annual meeting may exercise discretionary voting power with respect to such proposal.

Compliance with Section 16(a) Beneficial Ownership Reporting

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers to file reports with the Securities and Exchange Commission regarding their ownership of Common Stock and any changes in such ownership. Based upon the Company's review of copies of these reports and certifications given to the Company by such persons, the Company believes that during 2001 the executive officers and directors of the Company have complied with the Section 16(a) filing requirements.

Certain Transactions

     The Company has an agreement with Neuson AG ("Neuson"), which owns more than 5% of the Common Stock, pursuant to which Gehl distributes Neuson excavators under the Company's "Gehl" and "Mustang" brand names in North and South America. Pursuant to that agreement, the Company purchased Neuson excavators with an aggregate purchase price of approximately $13.7 million in 2000 and $9.2 million in 2001. The Company intends to continue to purchase Neuson excavators in the future. The terms of the distributor agreement with Neuson and the related purchases were negotiated between the Company and Neuson on an arms-length basis in 1999. Kurt Helletzgruber, a director of the Company, is an Executive Vice President of Neuson.

Solicitation of Proxies

     Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations.

     The Company has retained D.F. King & Co., Inc. ("D.F. King") to provide solicitation and advisory services in connection with the proxy solicitation, for which D.F. King is to receive a fee estimated at $8,500, together with reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. D.F. King will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock. The Company has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws.

     All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

     Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company's communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company's annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling or by sending a written request addressed to Gehl Company, Attention: Secretary, 143 Water Street, West Bend, Wisconsin 53095.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge a copy of its Annual Report on Form 10-K (including financial statements and financial schedules, but not including exhibits thereto), as filed with the Securities and Exchange Commission, to each person who is a record or beneficial holder of Common Stock as of the record date for the Annual Meeting. A written request for a Form 10-K should be addressed to Gehl Company, Attention: Secretary, 143 Water Street, West Bend, Wisconsin 53095.

                                       By Order of the Board of Directors
                                       GEHL COMPANY

                                       /s/ Michael J. Mulcahy

                                       Michael J. Mulcahy
                                       Secretary

March 11, 2002

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